Exhibit 1

JOINT FILING AGREEMENT

AGREEMENT dated as of January 29, 2016, by and among Cavendish Square Holding B.V., WPP Luxembourg Gamma Three S.à r.l. and WPP plc (collectively, the “Parties”).

Each of the Parties hereto represents to the other Parties that it is eligible to use Schedule 13D to report its beneficial interest in the common stock of comScore, Inc. (“Schedule 13D”) and it will file the Schedule 13D on behalf of itself.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

CAVENDISH SQUARE HOLDING B.V.

By:	/s/ A. van Heulen-Mulder
Name: A. van Heulen-Mulder
Title: Managing Director

WPP LUXEMBOURG GAMMA THREE S.À R.L.

By:	/s/ Anne Ehrismann
Name: Anne Ehrismann
Title: Manager

By:	/s/ Thierry Lenders
Name: Thierry Lenders
Title: Manager

WPP PLC

By:	/s/ Paul Richardson
Name: Paul Richardson
Title: Global Finance Director